Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amended Form S-1/A Registration Statement of our report dated March 17, 2026, except for Note 11 as to which the date is May 11, 2026, with respect to the audited consolidated financial statements of Idaho Copper Corporation, which includes an explanatory paragraph related to the Company’s ability to continue as a going concern, appearing in the Annual Report on Form 10-K of the Company as of January 31, 2026 and 2025 and for the years then ended.

We consent to the reference to us under the heading “Experts” in the Amended Form S-1/A Registration Statement.

/s/ Novogradac & Company LLP

Novogradac & Company LLP

Plantation, Florida

June 17, 2026